UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2011

LA CORTEZ ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-138465	20-5157768
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Calle 67 #7-35, Oficina 409
Bogotá, Colombia	N/A
(Address of principal executive offices)	(Zip code)

(941) 870-5433
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2011, Alexander F. D. Berger resigned as director of La Cortez Energy, Inc. (the “Company”).  Mr. Berger did not have any disagreement with the Company on any matter relating to its operations, policies or practices.

Mr. Berger was the nominee of Avante Petroleum S.A. (“Avante”) to the Company’s Board of Directors.  Pursuant to the Stockholder Agreement between the Company and Avante, entered into in connection with the Company’s acquisition of Avante Colombia S.à r.l. in March 2010, Avante has the right to nominate one individual reasonably satisfactory to the Company as a director of the Company as long as Avante and/or its affiliates own outstanding shares representing 10% or more of the votes entitled to be cast at a meeting of the Company’s stockholders.  Accordingly, Avante has nominated Dirk J. H. Groen to replace Mr. Berger as a director of the Company, and on August 17, 2011, the Company’s Board of Directors appointed Mr. Groen to the Board to fill the vacancy created by Mr. Berger’s resignation, to serve until the next annual meeting of shareholders or until his successor is duly elected and qualified or his earlier death, resignation or removal.

From 2006 to date, Mr. Groen has been Chief Executive Officer of Avante.  From 2005 to 2009, Mr. Groen was a member of the Supervisory Board of Getronics N.V., one of the largest information technology companies in the Netherlands, until it was acquired by KPN in 2009.  From 2006 to 2010, Mr. Groen was Chairman of the Supervisory Board of Royal Sanders B.V., a company engaged in the production of personal care products.  In 2010 Royal Sanders was acquired by a private equity company; Mr. Groen continues to be a member of its Supervisory Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LA CORTEZ ENERGY, INC.

Date:	August 23, 2011	By:	/s/ Andres Gutierrez Rivera
Andres Gutierrez Rivera
President and Chief Executive Officer